Exhibit 99.1

Enveric Biosciences Announces Artificial Intelligence Platform, PsyAITM, Has Identified Viable Drug Candidates from its ‘Psybrary’ of Psychedelic Molecular Compounds

-Paving the way to select lead drug candidates for preclinical studies to support clinical evaluation in cancer-related distress -

NAPLES, Fla., October 5, 2021 – Enveric Biosciences (NASDAQ: ENVB) (“Enveric” or the “Company”), a patient-centric biotechnology company developing next-generation mental health and oncology treatments by leveraging psychedelic-derived molecules for the mind and synthetic cannabinoids for the body, today announced that PsyAITM – an artificial intelligence tool designed by April19 to provide comprehensive pharmaceutical design, manufacturing, pharmacology predictive and validating methodologies – has successfully identified viable psychedelic molecules for further drug discovery from Enveric’s initial list of 500 psychedelic molecular compounds within its “Psybrary.”

PsyAI has accelerated the development of optimized pharmaceutical candidates, each tailored specifically for difficult-to-treat mental health indications. Enveric believes it will be the first psychedelic drug discovery and development company to employ this machine-learning technology against an extensive psychedelic molecule library to evaluate higher-likelihood molecules that treat conditions that include cancer-related distress, PTSD, and other central nervous system (CNS) indications.

Enveric’s adoption of PsyAI technology, which utilizes a set of machine-learning models and other computational techniques, including 3D structure generation and docking, is expected to result in predictive outputs on relative drug potential from Enveric’s “Psybrary” of known and novel compounds. Enveric intends to use the results in predicting drug likeness, CNS exposure, oral bioavailability, toxicity, serotonin 5HT-2A receptor affinity and activity. The Company expects to combine the predictions into a multi-parameter score to rank the compounds by desirability and patentability on a comparative basis to a dataset of FDA-approved, orally available CNS drugs.

Additionally, this technology has helped Enveric identify clusters of compounds that are likely to undergo metabolic conversion into promising active compounds within the human body, therefore acting as prodrugs. Further analysis and examination of these prodrugs, also known as Generation 2 psychedelics, may expand the scope of the “Psybrary” and offer possible ways of improving or modifying the pharmacokinetic profiles of drug candidates.

“Through these machine-learning models, we believe we now have a greater ability to characterize and categorize our ‘Psybrary’ substituents, allowing Enveric to focus on the most promising molecules, accelerate development, and increase our confidence in the psychedelic drug candidates selected for advancement,” said Dr. Joseph Tucker, CEO of Enveric. “As we work to bring more psychedelics from discovery to the clinical phase, this is a powerful step in helping us develop the right drug candidates needed to address the global mental health challenges millions suffer from, beginning with cancer-related distress.”

“Beyond identifying specific psychedelic molecules to pursue from its existing pipeline, we believe that Enveric will also have the ability to expand future ‘Psybrary’ development to focus into the clusters of molecular compounds that have the highest potential to become viable drug candidates,” said Dr. Peter Facchini, Enveric’s Chief Scientific Officer. “We expect this new technology will now bring Enveric yet another step closer to providing much-needed supportive care for cancer patients suffering from the debilitating side effects of cancer treatment.”

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is an innovative biotechnology company developing a next-generation mental health and oncology treatment clinical discovery platform, leveraging psychedelic-derived molecules for the mind and synthetic cannabinoids for the body. Enveric’s robust pipeline supports drug development from the clinic to commercialization for millions of patients in need around the world suffering from conditions that include cancer-related distress, PTSD and more. For more information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans”, “ expects” or “does not expect”, “proposed”, “is expected”, “budgets”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. Forward-looking statements consist of statements that are not purely historical, including any statements regarding beliefs, plans, expectations, or intentions regarding the future. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability to achieve the synergies and value creation contemplated by the amalgamation; the ability to promptly and effectively integrate MagicMed’s businesses; disruption from the integration of MagicMed making it more difficult to maintain business, contractual and operational relationships; the impact of the novel coronavirus (COVID-19) on Enveric’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on Enveric’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; Enveric’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to Enveric’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contacts

Valter Pinto / Allison Soss

KCSA Strategic Communications

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KCSA Strategic Communications

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